EXHIBIT (10)O(ii)

AMENDMENT NO. 1
TO THE ECOLAB INC. MANAGEMENT PERFORMANCE INCENTIVE PLAN
(as amended and restated on February 28, 2004)

WHEREAS, Ecolab Inc. (the “Company”) adopted an amended and restated Management Incentive Plan (the “Plan”) effective as of February 28, 2004; and

WHEREAS, the American Jobs Creation Act of 2004, P.L. 108-357 (the “AJCA”) added a new Section 409A to the Internal Revenue Code (the “Code”), which significantly changed the Federal tax law applicable to certain amounts deferred under the Plan after December 31, 2004 that would be within the definition of deferred compensation; and

WHEREAS, pursuant to the AJCA, the Secretary of the Treasury and the Internal Revenue Service has issued guidance with respect to the provisions of new Section 409A of the Code; and

WHEREAS, the Company intends for the benefits provided under the Plan to not be subject to the requirements of Section 409A of the Code;

NOW THEREFORE, pursuant to Section 10 of the Plan, the Board of Directors of the Company hereby adopts this Amendment No. 1 to the Plan, effective as of January 1, 2005, which amendment is intended to cause all amounts paid under the Plan to satisfy certain exceptions from being subject to the requirements of Section 409A of the Code.

Section 1

Section 6 of the Plan is amended to read as follows:

6.             Payment of Awards.

As soon as practicable after the Committee has received the appropriate financial and other data after the end of a Plan Year, the Committee will for each Participant certify in writing the extent to which the applicable Performance Goals for such Participant have been met and the corresponding amount of the Award earned by such Participant.  Payment of each Award in a cash lump sum, less applicable withholding taxes pursuant to Section 8 of the Plan, shall be made as soon as practicable thereafter, but no later than 2½ months after the end of the Plan Year.  Notwithstanding anything in the Plan to the contrary, no payment made pursuant to any Award in respect of any Performance Period shall exceed $3 million.   If the Committee determines in good faith that there is a reasonable likelihood that any compensation paid or payable to a Participant by the Company or a Subsidiary pursuant to the Plan for a Plan Year would not be deductible by the Company or the Subsidiary solely by reason of the limitation under Section

162(m) of the Code, the Committee may reduce all or a portion of the amounts otherwise payable pursuant to the Plan to the extent deemed necessary by the Committee to ensure that the entire amount of any distribution to such Participant is deductible.

Section 2

Section 7.2 of the Plan is amended to read as follows

7.2        Termination for Reasons Other than Death, Disability or Retirement.  In the event a Participant’s employment is terminated with the Company and all Subsidiaries prior to the end of the Performance Period for any reason other than death, Disability or Retirement, or a Participant is in the employ of a Subsidiary and the Subsidiary ceases to be a Subsidiary of the Company (unless the Participant continues in the employ of the Company or another Subsidiary), the Participant’s Award for such Performance Period shall be immediately forfeited and the Participant shall have no right to any payment thereafter; provided, however, that under such circumstances the Committee may pay the Participant an amount not to exceed a percentage of the amount earned according to the terms of the Award equal to the portion of the Performance Period through the Participant’s termination.  Any amount paid to the Participant shall be made no later than 2½ months after the end of the Plan Year of such Performance Period.